Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Select Money Market Trust:

We consent to the use of our reports dated April 24, 2009, with respect to the financial statements of the Evergreen Institutional Treasury Money Market Fund and Evergreen Institutional U.S. Government Money Market Fund, each a series of the Evergreen Select Money Market Trust as of February 28, 2009, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

March 29, 2010